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                                  NEWS RELEASE

                       CHICAGO BRIDGE & IRON COMPANY N.V.

FOR IMMEDIATE RELEASE:                          FOR FURTHER INFORMATION CONTACT:
DECEMBER 29, 2000                            MEDIA: BRUCE STEIMLE (815) 439-4006
                                             ANALYSTS: JEAN BROWN (815) 439-4072



             CB&I COMPLETES ACQUISITION OF HOWE-BAKER INTERNATIONAL COMBINATION CREATES $1 BILLION ENGINEERING AND CONSTRUCTION COMPANY

         PLAINFIELD, ILL. -- Dec. 29, 2000 -- Chicago Bridge & Iron Company N.V. (NYSE & AEX: CBI) today completed its acquisition of Howe-Baker International, L.L.C. Based in Tyler, Texas, Howe-Baker is a global technology company specializing in the engineering and construction of hydrocarbon processing plants for customers in the refining, petrochemical and natural gas industries.

         "The acquisition of Howe-Baker is a key element in CB&I's strategy to improve shareholder value by increasing earnings per share through sustainable growth in revenues," said Gerald M. Glenn, Chairman, President and CEO of Chicago Bridge & Iron. "The combination of CB&I and Howe-Baker offers substantial opportunities for growth by expanding Howe-Baker's business into new geographic areas and by leveraging the expected upturn in the hydrocarbon market over a larger business.

         "This acquisition joins CB&I's global sales force and international infrastructure for project execution with Howe-Baker's process engineering know-how, modular construction expertise, and low-cost, fixed price contracting capability. Together, we are positioned to become the preferred provider of turnkey design-build services in the hydrocarbon processing industries."

         In 1999, Howe-Baker's pro forma revenues (including recent acquisitions for the full year) were $308 million and net income was $26 million. CB&I's 1999 revenues were $675 million and net income was $18 million. Howe-Baker International will operate as a subsidiary of Chicago Bridge & Iron Company, and will continue to be run by its current management team, led by President and CEO Ronald D. Brazzel.

         Howe-Baker International has about 2,000 employees and operates three principal business units: Howe-Baker Engineers, L.L.C. based in Tyler, Texas; Matrix Engineering, Ltd., based in Beaumont, Texas; and Callidus Technologies L.L.C., based in Tulsa, Oklahoma.

         Under the terms of the transaction, CB&I paid $28 million in cash and issued 8.1 million shares of common stock to the seller, WEDGE Group Incorporated -- a private investment firm based in Houston, Texas, that owned 100% of Howe-Baker International -- and assumed certain liabilities. WEDGE, in a subsequent transaction, sold 4.3 million shares of CB&I common stock to First Reserve Corporation at a price of $16.25 per share. First Reserve is a private equity fund manager specializing in the energy industry with over $1.7 billion under management.


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         WEDGE and First Reserve have agreed to a shareholder agreement with
CB&I covering board representation, standstill provisions, voting restrictions and transfer restrictions. WEDGE and First Reserve each designated two candidates who were elected to CB&I's Supervisory Board at an extraordinary meeting of shareholders held Dec. 15, 2000. They will assume their new positions early in January 2001. As a result, the Supervisory Board will expand from eight to 12 members.

         Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the uncertain timing and the funding of new contract awards; cost overruns on fixed priced contracts; increase in competition by competitors; fluctuating revenues resulting from the cyclic nature of the individual markets in which the Company's customers operate; reduced activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; no assurance that the Company will be successful in modifying or replacing its existing Revolving Credit Facility to meet its financing requirements; the Company's ability to successfully consummate the Pitt-Des Moines, Inc. transaction; and the Company's ability to integrate and successfully operate acquired businesses, including Howe-Baker International, L.L.C. and certain divisions of Pitt-Des Moines, Inc., and the risks associated with those businesses. Additional factors are set forth in the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K (as amended) which describe other factors that could cause actual results to differ from such forward-looking statements, as well as the Company's other filings with the Securities and Exchange Commission (including, but not limited to the "Risk Factors" disclosed in its Registration Statement on Form S-1 [File No. 333-18065], as amended). The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

         CB&I is a global engineering and construction company specializing in the design and engineering, fabrication, field erection and repair of bulk liquid terminals, storage tanks, process vessels, refrigerated storage and process systems, and other steel plate structures and their associated systems. Howe-Baker International, L.L.C. is a global technology company specializing in the design and engineering, fabrication and construction of hydrocarbon processing plants for customers in the petroleum, petrochemical and natural gas industries. Information about Chicago Bridge & Iron is available from the Company's Web site at www.chicagobridge.com.


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